Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 99.03

TONIX PHARMACEUTICALS HOLDINGS CORP. CLOSES $70M COMMON STOCK OFFERING PRICED AT-THE-MARKET UNDER NASDAQ RULES

CHATHAM, NJ, February 9, 2021 – TONIX PHARMACEUTICALS HOLDINGS CORP. (NASDAQ: TNXP) (“Tonix” or the “Company”), a clinical-stage biopharmaceutical company, today announced the closing of its previously announced registered direct offering, priced at-the-market, with gross proceeds of approximately $70.0 million before deducting fees and other estimated offering expenses. The Company sold 58,333,334 shares of common stock at $1.20 per share.

A.G.P./Alliance Global Partners acted as sole placement agent for the offering.

This offering was made pursuant to effective shelf registration statements on Form S-3 (File No. 333-251500 and 333-237610) previously filed with and declared effective by the U.S. Securities and Exchange Commission (the “SEC”).  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A final prospectus relating to the offering was filed with the SEC on February 9, 2021 and is available on the SEC’s website located at http://www.sec.gov.  Copies of the prospectus supplement, together with the accompanying prospectuses, can be obtained at the SEC’s website at www.sec.gov or from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, New York 10022 or by email at prospectus@allianceg.com.

About Tonix Pharmaceuticals Holding Corp.

Tonix is a clinical-stage biopharmaceutical company focused on discovering, licensing, acquiring and developing small molecules and biologics to treat and prevent human disease and alleviate suffering. Tonix’s portfolio is primarily composed of central nervous system (CNS) and immunology product candidates. The CNS portfolio includes both small molecules and biologics to treat pain, neurologic, psychiatric and addiction conditions. Tonix’s lead CNS candidate, TNX-102 SL*, is in mid-Phase 3 development for the management of fibromyalgia, and positive data on the RELIEF Phase 3 trial were recently reported. The Company expects interim data from a second Phase 3 study, RALLY, in the second quarter of 2021** and topline data in the fourth quarter of 2021. The immunology portfolio includes vaccines to prevent infectious diseases and biologics to address immunosuppression, cancer, and autoimmune diseases. Tonix’s lead vaccine candidate, TNX-1800***, is a live replicating vaccine based on the horsepox viral vector platform to protect against COVID-19, primarily by eliciting a T cell response. Tonix expects efficacy data from animal studies of TNX-1800 in the first quarter of 2021. TNX-801***, live horsepox virus vaccine for percutaneous administration, is in development to protect against smallpox and monkeypox.

*TNX-102 SL is an investigational new drug and has not been approved for any indication.

** Pending submission and agreement from FDA on statistical analysis plan.

***TNX-1800 and TNX-801 are investigational new biologics and have not been approved for any indication.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, statements about the expected closing of the offering; anticipated gross proceeds from the offering; risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; substantial competition and other risks and uncertainties detailed in Tonix’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission (“SEC”) on March 24, 2020, as well as Tonix’s subsequent periodic and current report filed with the SEC. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 24, 2020, and periodic reports filed with the SEC on or after the date thereof. All of Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contacts

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(862) 904-8182

Olipriya Das, Ph.D. (media)

Russo Partners

Olipriya.Das@russopartnersllc.com

(646) 942-5588

 Peter Vozzo (investors)

Westwicke

peter.vozzo@westwicke.com

(443) 213-0505